Company contact:	John B. Kelso, Director of Investor Relations
303.837.1661 or john.kelso@whiting.com

Whiting Petroleum Reports Production Shut-Ins Due to Inclement Weather

Reduces Production Guidance from Prior Estimated Mid-Point by 2.6% for Fourth Quarter and 8/10ths of 1% for Full-Year 2006

DENVER – January 17, 2007 – Whiting Petroleum Corporation (NYSE:WLL) today announced that approximately 5,400 barrels of oil equivalent (BOE) per day of the Company’s production was temporarily shut in or reduced due to power outages and other operating conditions. The primary cause of the curtailments was an ice storm in Texas County, Oklahoma on December 29, 2006 and freezing conditions at the Company’s North Ward Estes Field in Ward and Winkler Counties, Texas earlier in December.

Approximately 4,500 BOE per day of the shut-in production was from Whiting’s Postle Field and Dry Trail Gas Plant in Texas County, Oklahoma. Electric power was out from December 29, 2006 until January 4, 2007, at which time Whiting Oklahoma and Texas based personnel returned approximately two-thirds of the field to production through the use of 21 mobile electric generators. The local utility has not yet restored full power to the Postle Field but is expected to do so by January 31, 2007. Thereafter, approximately 4,500 BOE per day is again expected to be produced.

Approximately 760 BOE per day of the Company’s reduced production was from the North Ward Estes Field, located in Ward and Winkler Counties, Texas. Several equipment upgrades were implemented and activities are again concentrated on water flood restoration and commencement of CO2 injection in the second quarter of 2007.

Other factors also contributed to lower fourth quarter production: weather-related oil trucking issues in North Dakota; a fire at a third-party facility on November 13, 2006 that restricted production from the Bridger Lake/Lucky Ditch Field in Uintah County, Wyoming; and, a large number of well workovers, which also impacted Whiting’s lease operating expense during the quarter. Whiting has adjusted fourth quarter and full-year 2006 production guidance in this news release. Whiting will issue guidance for 2007 on February 27, 2007.

During the fourth quarter, the company changed its labor billing practices to better conform to COPAS guidelines. The changes resulted in lower general and administrative expense to Whiting and higher amounts of labor/lease operating expense being charged to Whiting and its non-operating working interest owners on Whiting operated properties. In addition, Whiting experienced additional, but slowing, inflation in the cost of oil field goods and services.

Whiting expects its fourth quarter crude oil and natural gas price differentials to be greater than the Company’s previous guidance. Factors affecting the oil price differential were increasing spreads from NYMEX in the Rocky Mountain region and at Whiting’s North Ward Estes and Postle Fields and lower plant product prices. The primary factor affecting Whiting’s gas price differential was the large spread between the NYMEX gas price and the Houston Ship Channel price in December 2006. Whiting’s natural gas contracts more closely correlate with the Houston Ship Channel price.

Whiting’s capital expenditures in the fourth quarter of 2006 totaled approximately $113.3 million, bringing total capital expenditures in 2006 to approximately $455 million.

New and prior guidance for the fourth quarter of 2006 is as follows:

Fourth Quarter 2006 Guidance (1)
	New	Prior
Production (MMBOE)	3.80	3.85 - 3.95
Lease operating expense per BOE	$ 12.74	$ 11.80 - $ 12.10
General and administrative expense per BOE	$ 2.24	$ 2.55 - $ 2.65
Interest expense per BOE	$ 5.00	$ 4.90 - $ 5.00
Production taxes (% of production revenue)	6.0%	6.0% - 6.5%
Oil price differential to NYMEX per Bbl	$ 9.65	$ 7.75 - $ 8.25
Gas price differential to NYMEX per Mcf	$ 0.67	$ 0.30 - $ 0.50

(1)     Guidance is based on the Company’s internal projections and may vary based on the year-end financial audit. Depreciation, depletion and amortization will be reported on February 27, 2007 after completion of the audit.

New and prior guidance for full-year 2006 is as follows:

Full-Year 2006 Guidance (1)
	New	Prior
Production (MMBOE)	15.16	15.20 - 15.35
Lease operating expense per BOE	$ 12.12	$ 11.85 - $ 12.00
General and administrative expense per BOE	$ 2.49	$ 2.55 - $ 2.65
Interest expense per BOE	$ 4.85	$ 4.80 - $ 4.90
Production taxes (% of production revenue)	6.1%	6.0% - 6.5%
Oil price differential to NYMEX per Bbl	$ 8.98	$ 8.25 - $ 8.75
Gas price differential to NYMEX per Mcf	$ 0.64	$ 0.40 - $ 0.60

(1)     Guidance is based on the Company’s internal projections and may vary based on the year-end financial audit. Depreciation, depletion and amortization will be reported on February 27, 2007 after completion of the audit.

About Whiting Petroleum

Whiting Petroleum Corporation is a holding company engaged in oil and natural gas acquisition, exploitation, exploration and production activities primarily in the Permian Basin, Rocky Mountains, Mid-Continent, Gulf Coast and Michigan regions of the United States. The Company trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit www.whiting.com.

Forward-Looking Statements

This press release contains statements that Whiting believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, including, without limitation, statements regarding Whiting’s future business strategy, projected production, reserves, costs and capital expenditures, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Some, but not all, of the risks and uncertainties include: our level of success in exploitation, exploration, development and production activities; our ability to successfully integrate acquired businesses and properties; unforeseen underperformance of or liabilities associated with acquired properties; inaccuracies of our reserve estimates or our assumptions underlying them; failure of our properties to yield oil or natural gas in commercially viable quantities; our inability to access oil and natural gas markets due to market conditions or operational impediments; and our ability to replace our oil and natural gas reserves. Whiting assumes no obligation, and disclaims any duty, to update the forward-looking statements in this press release.

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